Exhibit 4.1

Execution Version

Original Issue Date: June 4, 2019

Reissuance Date: April 1, 2021

Principal Amount: $3,211,653.84

Third AMENDED AND RESTATED PROMISSORY NOTE

THIS THIRD AMENDED AND RESTATED PROMISSORY NOTE is one of a series of duly authorized and validly issued Promissory Notes of MariMed Hemp Inc., a Delaware corporation (the “Company”) and MariMed Inc., a Delaware corporation (“MariMed” and together with the Company, the “Borrowers”), each having its principal place of business at 10 Oceana Way, Norwood, MA 02062 (this note, as amended, restated, supplemented or otherwise modified from time to time, the “Note” and collectively with the other notes of such series, the “Notes”) and is issued pursuant to the Facility Agreement (as defined below) and the Amendment Agreement, dated April 1, 2021 (the “Amendment Agreement”). This Note amends, restates, renews and replaces that certain Second Amended and Restated Promissory Note made by Borrowers to the order of Holder (as defined below) on June 24, 2020 (the “2nd A&R Note”). This Note is not intended to, nor shall it be construed to, constitute a novation of the 2nd A&R Note or the obligations contained therein.

FOR VALUE RECEIVED, the Borrowers, jointly and severally as co-borrowers, promise to pay to SYYM LLC or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $3,211,653.84 in cash on the Maturity Date (as defined below) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay such other amounts due and payable hereunder in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Facility Agreement and (b) the following terms shall have the following meanings:

“Agent” means SYYM LLC, a Delaware limited liability company.

“Bankruptcy Event” means any of the following events: (a) any Loan Party commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to such Loan Party, (b) there is commenced against a Loan Party any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) a Loan Party is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) a Loan Party suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) a Loan Party makes a general assignment for the benefit of creditors, or (f) a Loan Party admits in writing its inability to pay its debts as they become due or that it is insolvent.

“Beneficial Ownership Limitation” has the meaning set forth in Section 4(h).

“Board of Directors” means the board of directors or equivalent governing body of a Borrower.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York generally are open for use by customers on such day.

“Common Stock” means the common stock of MariMed, $0.001 par value per share.

“Common Stock Equivalents” means any securities of MariMed or any Subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Conversion Date” has the meaning set forth in Section 4(b)(i).

“Conversion Price” has the meaning set forth in Section 4(b)(ii).

“Delivery Date” means with respect to Note Shares, the date that is 2nd Trading Days after the date of the applicable Notice of Conversion, Holder Redemption Notice or other election or notice by Holder to receive Note Shares under the terms hereof (and, in any case, within the Standard Settlement Period).

“Dilutive Issuance” has the meaning set forth in Section 5(b).

“Dilutive Issuance Notice” has the meaning set forth in Section 5(b).

“DTC” means the Depository Trust Company.

“DWAC” means DTC’s Deposit/Withdrawal at Custodian system.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“Event of Default” has the meaning set forth in Section 7(a).

“Exempt Issuance” means the issuance of (a) shares of Common Stock or Common Stock Equivalents to employees, officers or directors of MariMed pursuant to any stock or option plan duly adopted for such purpose, by a majority of MariMed’s Board of Directors or the compensation committee thereof and the issuance of Common Stock in respect thereof, (b) securities issued pursuant to the Transaction Documents and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Note, provided that such securities have not been amended since the date of this Note to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities; and (c) securities issued pursuant to acquisitions, joint ventures, partnerships or strategic transactions approved by a majority of the disinterested directors of MariMed, provided that any such issuance shall only be to a Person which, as determined in good faith by MariMed’s Board of Directors, is, itself or through its subsidiaries, an operating company or an owner of an asset in a business similar to or synergistic with the business of MariMed and shall provide to MariMed additional benefits in addition to the investment of funds, but shall not include a transaction in which MariMed is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Facility Agreement” means that certain Facility Agreement dated as of June 4, 2019 between the Borrowers, Agent and the lenders signatory thereto, as amended by the Amendment Agreement dated February 10, 2020, as further amended by the Amendment Agreement dated June 24, 2020, and as further amended by the Amendment Agreement, dated the date hereof.

“Fundamental Transaction” means (a) a Borrower, directly or indirectly, in one or more related transactions effects any merger or consolidation of such Borrower with or into another Person, where such Borrower is not the surviving entity in such merger or consolidation, (b) a Borrower, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by a Borrower or another Person) is completed pursuant to which holders of shares of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (d) MariMed, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the shares of Common Stock (but, for the avoidance of doubt, excluding any transaction, event or occurrence covered by Section 5(a)) or any compulsory share exchange pursuant to which the shares of Common Stock are effectively converted into or exchanged for other securities, cash or property, (e) a Borrower, directly or indirectly, in one or more related transactions, consummates a stock, share or other Equity Interest purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Equity Interests of such Borrower.

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“Holder Redemption Amount” has the meaning set forth in Section 4(a)(i).

“Holder Redemption Notice” has the meaning set forth in Section 4(a)(i).

“Holder Redemption Right” has the meaning set forth in Section 4(a)(i).

“Indebtedness” of a Loan Party, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, other than ordinary trade payables that are not past due; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by such Loan Party providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) all obligations or liabilities secured by a lien on the assets of such Loan Party, (h) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not or would not constitute a liability on the balance sheet of such Loan Party, (i) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of Indebtedness set out in clauses (a) through (h) of a Person other than such Loan Party; and (j) Indebtedness set out in clauses (a) through (i) of any Person other than such Loan Party secured by any lien on any asset of such Loan Party, whether or not such Indebtedness has been assumed by such Loan Party.

“Loan Parties” and “Loan Party” means each of the Borrowers, together and individually.

“Maturity Date” has the meaning set forth in Section 2(a).

“Monthly Allowance” has the meaning set forth in Section 4(a)(i).

“Monthly Conversion Trading Volume” has the meaning set forth in Section 4(b)(iv).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Note Register” has the meaning set forth in Section 3(c).

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“Note Shares” has the meaning set forth in Section 4(c).

“Notice of Conversion” has the meaning set forth in Section 4(b)(i).

“Obligations” has the meaning set forth in Section 7(k)(i).

“Original Issue Date” means June 4, 2019, regardless of any transfers of this Note or amendments to this Note and regardless of the number of instruments which may be issued to evidence this Note.

“Person” means any natural person, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association, company, or other entity, and any governmental authority or self-regulatory organization.

“Prepayment Amount” has the meaning set forth in Section 2(c).

“Prepayment Date” has the meaning set forth in Section 2(c).

“Prepayment Notice” has the meaning set forth in Section 2(c).

“Prepayment Premium” has the meaning set forth in Section 2(c).

“Principal Market” means the OTCQX or such other Trading Market where the shares of Common Stock are then listed or quoted.

“Purchase Rights” has the meaning set forth in Section 5(c).

“Reference Property” has the meaning set forth in Section 5(e).

“Reference Property Unit” has the meaning set forth in Section 5(e).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal Market with respect to the Common Stock.

“Subsidiaries” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.

“Successor Entity” has the meaning set forth in Section 5(d).

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“Trading Day” means any day on which trading in the shares of Common Stock generally occurs on the Principal Market.

“Trading Market” means the first listed of any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, the OTCQX or the Pink Open Market (or any successors to any of the foregoing).

“Transfer Agent” means Olde Monmouth Stock Transfer Co., Inc. or any Successor transfer agent of the MariMed.

“Variable Rate Transaction” means a transaction in which MariMed (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of MariMed or the market for the shares of Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby MariMed may issue securities at a future determined price.

Section 2. Payments.

a) Final Payment. The entire outstanding principal balance of this Note, all accrued and unpaid interest thereon and all other amounts required to be paid by the Borrowers hereunder shall be due and payable in cash (by wire transfer of immediately available funds) on April 1, 2023 (the “Maturity Date”).

b) Interest. Interest shall accrue on the outstanding principal balance of this Note at the rate of 0.12% per annum, calculated based on a 360-day year, commencing on the date hereof. Interest shall be due and payable in cash in arrears on the Maturity Date unless earlier converted.

c) Optional Prepayment. Subject to the provisions of this Section 2(c), the Borrowers may, upon 20 Trading Days prior written notice to the Holder (a “Prepayment Notice”), prepay all of the then outstanding principal amount of this Note, accrued and unpaid interest thereon, all other amounts due and owing hereunder, and a prepayment premium equal to 10% (the “Prepayment Premium”) of the principal amount being prepaid (collectively, the “Prepayment Amount”). The Prepayment Amount shall be due and payable in cash (by wire transfer of immediately available funds) on the 21st Trading Date after the date of the Prepayment Notice (the “Prepayment Date”). If the Borrowers fail to pay the Prepayment Amount on the Prepayment Date, the Holder may, at its option (1) declare an Event of Default or (2) deem the Prepayment Notice void ab initio. Notwithstanding anything contained herein to the contrary, the Borrowers may not deliver a Prepayment Notice prior to April 1, 2022 (the one year anniversary of the date hereof).

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For the avoidance of doubt, the Holder shall remain entitled to convert this Note during the 20-Trading Day period commencing on the delivery of the Prepayment Notice and through the Prepayment Date except as may otherwise be expressly set forth herein.

Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amounts of Notes of different denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Reliance on Note Register. Prior to due presentment for transfer to the Borrowers of this Note, the Borrowers and any agent of the Borrowers may treat the Person in whose name this Note is duly registered in the books and records of the Borrowers regarding registration and transfers of the Notes (the “Note Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and none of the Borrowers nor any such agent shall be affected by notice to the contrary.

Section 4. Monthly Redemption; Voluntary Conversion; Delivery of Note Shares

a)	Monthly Redemption.

i.	On and after April 1, 2022 (the first anniversary of the date hereof), the Holder shall have the right, at its option, to require the Borrowers to redeem up to $125,000 of the principal amount of this Note (and accrued and unpaid interest thereon) (the “Monthly Allowance”) per calendar month (the “Holder Redemption Right”) in accordance with this Section 4(a). The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending one or more written notices, the form of which is attached hereto as Annex A (each a “Holder Redemption Notice”), to the Borrowers by not later than the 11:59:59 p.m. (New York time) on the last Trading Day of such calendar month, which Holder Redemption Notices shall specify the principal amount to be redeemed (such principal amount, the “Holder Redemption Amount”). The Borrowers shall pay to the Holder in cash by wire transfer of immediately available funds an amount equal to the Holder Redemption Amount specified in the Holder Redemption Notice within 3 Trading Days. For the avoidance of doubt, the Holder and the Borrowers agree that the Holder may deliver more than 1 Holder Redemption Notice during a calendar month provided that the sum of the Holder Redemption Amounts set forth in all of the Holder Redemption Notices delivered during such calendar month does not exceed the Monthly Allowance. For the further avoidance of doubt, no reduction in the outstanding principal amount of this Note (as a result of conversion, redemption or otherwise) shall reduce or otherwise have any effect on the amount of the Monthly Allowance, which shall remain unchanged regardless of any such reduction in the outstanding principal amount of this Note, except that the Monthly Allowance shall not exceed the outstanding principal amount of this Note.

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b)	Voluntary Conversion.

i.	Voluntary Conversion. At any time, and from time to time, until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, subject to the conversion limitations set forth in Section 4(h). The Holder shall effect conversions by delivering to the Borrowers a Notice of Conversion, the form of which is attached hereto as Annex B (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted. The date such Notice of Conversion is deemed delivered hereunder will be deemed to be the “Conversion Date.” No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Borrowers unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Borrowers shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

ii.	Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.35, subject to adjustment as provided herein (the “Conversion Price”).

iii.	Conversion Shares Issuable Upon Conversion of Principal Amount; Delivery Date. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted (plus accrued and unpaid interest thereon as of the applicable Conversion Date) by (y) the Conversion Price in effect on the applicable Conversion Date. The Borrowers shall deliver all Conversion Shares to the Holder within the Standard Settlement Period, but in any case within 2 Trading Days, after the date of the applicable Notice of Conversion.

iv.	Dribble Out. The Holder will limit its aggregate sales of Conversion Shares during any calendar month period to no more than the greater of (1) 20% of the total trading volume of the Common Stock during the prior calendar month on the Principal Market as reported by Bloomberg or (2) 20% of the total trading volume of the Common Stock during the current calendar month to date on the Principal Market as reported by Bloomberg (the “Monthly Conversion Trading Volume”); and further provided that no more than 20% of the Monthly Conversion Trading Volume may be sold by the Holder on any Trading Day. The Holders breach of this Section 4(b)(iv) shall not be a defense to or otherwise excuse the Borrowers from performance of their obligations under this Section 4 or any other provision of this Note. For the avoidance of doubt, the provisions of this Section 4(b)(iv) may only be waived by the mutual agreement of the Holder and the Borrowers.

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c)	Delivery of Certificate for Conversion Shares, Interest Payment Shares. The Borrowers shall deliver all Conversion Shares and Interest Payment Shares (collectively, “Note Shares”) to the Holder electronically to the Holder’s or its broker’s account at DTC via DWAC.

d)	Obligation Absolute; Partial Liquidated Damages. The Borrowers’ obligation to issue and deliver Note Shares in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Borrowers or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrowers to the Holder in connection with the issuance of Note Shares. The Borrowers may not refuse to issue any Note Shares required to be issued hereunder based on any claim that the Holder or anyone associated or Affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, shall have been obtained. In the absence of such injunction, the Borrowers shall issue Note Shares required to be issued hereunder in accordance with the terms hereof. If the Borrowers fail for any reason to deliver to the Holder Note Shares required to be issued pursuant to any provision of this Note by the second Trading Day following the applicable Delivery Date, the Borrowers shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each $ 1,000 of principal amount being redeemed or converted, as applicable, $ 10.00 per Trading Day for each Trading Day after the second Trading Day following such Delivery Date until such Note Shares are delivered or the Holder elects the remedy set forth in the final sentence of Section 4(c), as applicable. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 hereof for the Borrowers’ failure to deliver Note Shares within the applicable period specified in this Note and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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e)	Compensation for Buy-In on Failure to Timely Deliver Certificates. If the Borrowers shall fail for any reason, or for no reason, on or prior to the applicable Delivery Date to credit the Holder’s or its broker’s DTC account (whichever is required pursuant to Section 4(c)), for such number of Note Shares to which the Holder is entitled under this Note and if on or after such Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Note Shares that the Holder anticipated receiving from the Borrowers (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Borrowers shall, within 3 Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Borrowers’ obligation to credit such Holder’s or its broker’s DTC account for such Note Shares shall terminate, or (ii) promptly honor its obligation to credit such Holder’s or its broker’s DTC account and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Note Shares, times (B) the average VWAP for the Common Stock on the Trading Market for the 20 Trading Day prior to the applicable Delivery Date. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to MariMed’s failure to timely deliver Note Shares pursuant to the terms hereof.

f)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued under this Note. Any fraction of a share which the Holder would otherwise be entitled will be rounded up.

g)	Transfer Taxes and Expenses. The issuance of Note Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Note Shares, other than any tax that may be payable as a result of any Holder requesting any Note Share to be issued to or registered in the name of a person other than such Holder. The Borrowers shall pay all Transfer Agent fees required for processing of any issuance of Note Shares and all fees to DTC required for electronic delivery of Note Shares.

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h)	Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Note, at no time may the Borrowers issue to the Holder Note Shares to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 4(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(h) applies, the determination of whether shares of Common Stock may be issued pursuant to this Note (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion, Holder Redemption Notice or other notice or election to receive Note Shares hereunder shall be deemed to be the Holder’s determination of whether shares of Common Stock may be issued pursuant to this Note (in relation to other securities owned by the Holder together with any Affiliates) subject to the Beneficial Ownership Limitation. In addition, the Holder may notify MariMed that the issuance of any Note Shares would cause the Holder to exceed the Beneficial Ownership Limitation, in which case, MariMed shall only issue to the Holder such number of shares of Common Stock that would not cause the Holder to exceed the Beneficial Ownership (as determined by the Holder in accordance with this Section 4(h)). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(h), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) MariMed’s most recent report filed on EDGAR, (ii) a more recent public announcement by MariMed, or (iii) a more recent written notice by MariMed or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, MariMed shall within 2 Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then actually outstanding. For purposes of determining beneficial ownership pursuant to this Section 4(h), the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of MariMed by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the applicable issuance of shares of Common Stock pursuant to this Note held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Borrowers, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(h), provided that the Beneficial Ownership Limitation in no event exceeds 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the terms of this Note and the Beneficial Ownership Limitation provisions of this Section 4(h) shall continue to apply. Any such increase or decrease will not be effective until the sixty-first day after such notice is delivered to MariMed. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(h) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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i)	Certification by Purchaser. Upon the Borrowers’ request, not more than once per calendar month, the Holder will certify in writing that it has complied with the provisions of Section7(a)(vii) and Section 7(b)(iv).

Section 5. Certain Adjustments.

a)	Stock Dividends and Stock Splits. If MariMed, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of shares of Common Stock into a larger number of shares, and (iii) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of MariMed, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

b)	Subsequent Equity Sales. If, at any time while this Note is outstanding, a Borrower or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any shares of Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such issuances, collectively, a “Dilutive Issuance”) (if the holder of the shares of Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced and only reduced to an amount equal to the product obtained by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the aggregate offering price for such Dilutive Issuance would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. If MariMed enters into a Variable Rate Transaction, MariMed shall be deemed to have issued shares of Common Stock or Common Stock Equivalents at the actual conversion price at which such securities are converted or exercised. MariMed shall notify the Holder in writing, no later than the Trading Day following the issuance of any shares of Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not MariMed provides a Dilutive Issuance Notice pursuant to this Section 5(b), the adjustment contemplated by this Section shall nonetheless be given full force and effect.

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c)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time this Note is outstanding, MariMed grants, issues or sells any shares of Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)	Fundamental Transaction. If, at any time while this Note is outstanding, MariMed effects a Fundamental Transaction pursuant to which the shares of Common Stock are exchanged for, converted into, or represent solely the right to receive any other securities, cash or other property (such transaction, a “shares of Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Fundamental Transaction (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything herein to the contrary, upon any conversion of this Note on or after the effective date of such Fundamental Transaction, each Note Share issuable hereunder will be payable hereunder in Reference Property determined in the same manner as if each reference to any number of shares of Common Stock herein (including in any definitions) were instead a reference to the same number of Reference Property Units. If holders of the shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the composition of the Reference Property Unit will be deemed to be the types and amounts of consideration actually received, per share of Common Stock, by the holders of shares of Common Stock. MariMed shall, if applicable, cause any successor entity in a Fundamental Transaction in which MariMed is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of MariMed under this Note in accordance with the provisions of this Section 5(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of Reference Property Units within five Business Days of such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall, if applicable, succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to “MariMed” shall refer instead to the Successor Entity), and may exercise every right and power of MariMed and shall assume all of the obligations of MariMed under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as MariMed herein.

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e)	Holder of Record of Note Shares. The Person in whose name any Note Share is issuable upon conversion or redemption of this Note will be deemed to become the holder of record of such share on the date of the Notice of Conversion, the Holder Redemption Notice or other election or notice under this Note.

f)	Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of MariMed) issued and outstanding.

g)	Notices to the Holder.

i.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, MariMed shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.	Notice to Allow Conversion by Holder. If (A) MariMed shall declare a dividend (or any other distribution in whatever form) on the shares of Common Stock, (B) MariMed shall declare a special nonrecurring cash dividend on or a redemption of the shares of Common Stock, (C) MariMed shall authorize the granting to all holders of the shares of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of MariMed shall be required in connection with any reclassification of the shares of Common Stock, any Fundamental Transaction, Change of Control Transaction, consolidation or merger to which MariMed is a party, any sale or transfer of all or substantially all of the assets of MariMed, or any compulsory share exchange whereby the shares of Common Stock are converted into other securities, cash or property or (E) MariMed shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of MariMed, then, in each case, MariMed shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the shares of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the shares of Common Stock of record shall be entitled to exchange their shares of the shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding a Borrower or any Subsidiary, MariMed shall simultaneously issue a press release disclosing the contents of such notice. For the avoidance of doubt, the Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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h)	No Implied Consent. The provisions of this Section 5 shall not be deemed to be implied consent to any transaction or other thing otherwise prohibited by the terms and conditions of this Note and the other Transaction Documents.

Section 6. Covenants.

a) As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, each Borrower shall not, and shall not permit any Loan Party to, directly or indirectly:

i. amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder, it being agreed and acknowledged that a charter amendment increasing the authorized capital stock of MariMed shall not be deeded to materially and adversely affects any rights of the Holder;

ii. repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Equity Interests; provided, however that MariMed may honor cashless exercise provisions of options and warrants; or

iii. pay dividends or distributions (whether in cash or other assets) on any of its Equity Interests (other than a dividend or distribution by MariMed payable solely in shares of Common Stock).

b) As long as any portion of this Note remains outstanding, no Loan Party shall consolidate with or merge with or into, or sell, convey, lease or transfer in any manner all or substantially all of its properties and assets (in a single or series of transactions) to, another Person or Persons.

Section 7. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) principal, (B) interest or (C) any other amounts due owing, in each case, under this Note or any of the other Transaction Documents as and when the same shall become due and payable;

ii. a Borrower shall fail to observe or perform any other covenant or agreement contained in this Note or any of the other Notes which failure is not cured, if possible to cure, within the earlier to occur of (A) ten (10) days after notice of such failure to the Company and (B) ten (10) days after a Borrower has become or should have become aware of such failure;

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iii. a Loan Party shall fail to observe or perform any covenant or agreement contained any Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of (A) ten (10) days after notice of such failure to the Company and (B) ten (10) days after the applicable Loan Party has become or should have become aware of such failure, or an event of default occurs under any Transaction Document;

iv. any representation or warranty made in this Note or any of the other Notes, any other Transaction Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered by the Borrowers or any of their Subsidiaries shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. a Loan Party or any Subsidiary thereof shall be subject to a Bankruptcy Event;

vi. a Loan Party shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $500,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii. a Borrower, any Subsidiary of a Borrower, or any current officer, director or senior executive of a Borrower or Subsidiary thereof shall be indicted or convicted (including in a settled action or by plea of nolo contendere) for any felony, in each case, related to the business of such Borrower or Subsidiary; or

viii. The Borrowers fail to delivery any Note Shares within 2 Trading Days following the Delivery Date therefor; provided, however, if the Borrowers fail to deliver Note Shares by the Delivery Date therefor on more than 3 occasions during any 12-month period, it shall be an immediate Event of Default hereunder.

b) Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Note and accrued but unpaid interest, any Prepayment Premium and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash; provided, that such acceleration shall be automatic, without any notice or other action of the Holder required, in respect of an Event of Default occurring pursuant to clause (v) of Section 7(a). In connection with such acceleration described herein, the Holder need not provide, and the Borrowers hereby waive, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder, the other Transaction Documents and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Borrowers, at the address set forth above, or such other facsimile number, email address, or address as the Borrowers may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a) with a copy by email to krose@kelaw.com. In addition, a copies of each Holder Redemption Notice and Notice of Conversion shall also be delivered to the Transfer Agent at the following addresses: christine@oldemonmouth.com; and matt@oldemonmouth.com. Any and all notices or other communications or deliveries to be provided by the Borrowers hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number or email address or address of the Holder appearing on the books of the Borrowers, or if no such facsimile number or email attachment or address appears on the books of the Borrowers, at the principal place of business of such Holder, as set forth in the Facility Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 11:59 p.m. (New York City time) on any day and with respect to other notices prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Borrowers, which is absolute and unconditional, to pay the principal of this Note and other amounts due and payable hereunder at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Borrowers. All payments hereunder shall be made without deduction, offset, counterclaim or defenses of any nature whatsoever.

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c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Borrowers shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Borrowers.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to any laws of the State of New York that would require the application of the laws of another jurisdiction. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

e) Amendments; Waivers. No provision herein may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Borrowers and the Holder, or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

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f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Borrowers covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrowers from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrowers (to the extent it may lawfully do so) hereby expressly waive all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrowers to comply with the terms of this Note. The Borrowers covenant to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrowers (or the performance thereof). Each Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. Each Borrower shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm each Borrower’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) [Reserved].

k) Co-Borrowers.

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i. The Borrowers are jointly and severally liable for all of the indebtedness, obligations, and liabilities of the Borrowers now or hereafter existing under this Note and the Transaction Documents, whether for principal, interest, fees, expenses, indemnification or otherwise (the “Obligations”) and the Holder may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Note and the Transaction Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between the Holder and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the principal amount of this Note were advanced to such Borrower. The Holder may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers. This authorization cannot be revoked, and the Holder need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

ii. Notwithstanding any other provision of this Note or any other Transaction Document, each Borrower irrevocably waives, until all Obligations are paid in full, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of the Holder under this Note or any other Transaction Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Transaction Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Transaction Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for the Holder and such payment shall be promptly delivered to the Holder for application to the Obligations, whether matured or unmatured.

iii. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. The Holder’s failure at any time to require strict performance by any Borrower of any provision of this Note or the other Transaction Documents shall not waive, alter or diminish any right of the Holder thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of the Holder that changes the scope of such Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against the Holder any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to the Holder with respect to the Obligations in any manner or whatsoever.

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iv. The liability of the Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which the Holder may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations. Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, the Holder may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

v. Post Judgment Interest. If Holder obtains a money judgment against the Borrowers on this Note, the Borrowers agree that, to the extent permitted by applicable law, the judgment shall bear interest at the rate of fifteen percent (15%) per annum until the judgment, including, without limitation, the principal of this Note, is paid in full and satisfied. The Borrowers acknowledge that this judgment interest rate may be higher than the statutory judgment rate contained in NYS CPLR Section 5004.

vi. Costs of Enforcement. Notwithstanding anything contained herein or in the other Transaction Documents to the contrary, the Borrowers agree to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

*********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties below have caused this Note to be duly executed by a duly authorized officer as of the Original Issue Date.

Marimed hemp inc.

By:
Name:
Title:
Facsimile No. for delivery of Notices: _________
E-mail Address for delivery of Notices: ________

MARIMED INC.

By:
Name:
Title:
Facsimile No. for delivery of Notices: _________
E-mail Address for delivery of Notices: ________

SYYM LLC

By:
Name:	Brett Cohen
Title:	President
Facsimile No. for delivery of Notices: (212) 253-4093
E-mail Address(es) for delivery of Notices:
sehrenberg@jgbcap.com, bcohen@jgbcap.com,
dariyeh@jgbcap.com, vvacco@jgbcap.com

Signature Page to Note

ANNEX A

HOLDER REDEMPTION NOTICE

The undersigned hereby exercises its right to require the Borrowers (as defined herein) to redeem principal and interest under the Third Amended and Restated Promissory Note (the “Note”) of MariMed Hemp, Inc. and MariMed, Inc. (the “Borrowers”), in accordance with Section 4(a) of the Note.

Holder Redemption Right calculations:

Holder Redemption Amount (cash payable): $ _______ principal and $ ______ interest

Outstanding principal of the Note after giving effect to this Holder Redemption Notice: $ ________

Remaining Monthly Allowance after giving effect to this Holder Redemption Notice: $ ________

Signature:

Name:

Wire Instructions:

Signature Page to Note

ANNEX B

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and interest under the 3rd Amended and Restated Promissory Note (the “Note”) of MariMed Hemp, Inc. and MariMed, Inc., in accordance with Section 4(b) of the Note.

Conversion calculations:

Conversion Date:

Conversion Price: $

Principal Amount of Note to be converted:

Accrued and unpaid interest thereon:

Number of shares to be issued:

Signature:

Name:

DWAC Instructions:

Broker No: ____________
Account No: _________

Signature Page to Note